Exhibit 10.20

Celator Pharmaceuticals, Inc.
303B College Road East
Princeton, NJ 08540
Tel: 609.243.0123
Fax: 609.243.0202
www.celatorpharma.com

TERMINATION, RELEASE AND INDEMNITY AGREEMENT

THIS AGREEMENT dated the 4th day of February, 2013

AMONG:

DAVID WOOD (“Wood”) of 3516 West 33rd Avenue, Vancouver B.C. V6N 2H4

AND:

CELATOR PHARMACEUTICALS CORPORATION (“CPC”), a Nova Scotia, Canada unlimited liability company with an office located at Suite 810-1140 West Pender Street, Vancouver, B.C. V6E 4G1

AND:

CELATOR PHARMACEUTICALS, INC. (“CPI”), a Delaware, USA corporation with an office located at 303B College Road East, Princeton, New Jersey, USA 08540.

WHEREAS, CPC and CPI are hereinafter sometimes both individually and collectively referred to as “Celator.”

A.	Wood is the Head of Finance and Corporate Development, Secretary and Treasurer of CPC and CPI.

B.	Celator Technologies Inc. and Wood entered into an employment agreement (the “Contract”) on or about April 21, 2003. CPC is the successor to Celator Technologies Inc.

C.	CPC and Wood have agreed to end the employment relationship between them.

D.	CPC is a wholly-owned subsidiary of CPI, and Wood performs services on behalf of both CPC and CPI.

E.	The Parties are desirous of settling any and all outstanding matters arising out of or in any way connected to the employment of Wood by CPC and the cessation of that employment.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements hereinafter set forth (the receipt and sufficiency of which is hereby acknowledged by the Parties hereto), the Parties hereto represent, covenant and agree as follows:

1.	Wood’s employment with CPC will terminate effective March 31, 2013 (the “End Date”).

2.	From the date of this Agreement until the End Date (the “Transition Period”), Wood will continue to provide financial and corporate development services to Celator on a full-time basis and will assist Celator in the transition of his duties to the person hired by Celator into the position of Chief Financial Officer, including without limitation, providing such advice and assistance as may be required for such person to assume the role of CFO of CPI and allowing said CFO, at said CFO’s reasonable judgment, to perform any and all of the normal duties of Wood to Celator.

3.	Notwithstanding anything to the contrary in the Contract, if, and only if, Wood is not dismissed for just cause and does not resign his employment during the Transition Period (collectively, the “Conditions”), then CPC will pay to Wood i) all salary and vacation pay owing up through the End Date; and ii) a severance payment (the “Severance Payment”) equal to 9 months’ of base salary as at the End Date, which Severance Payment will be payable in equal bi-weekly installments over a 9-month period commencing on the day after the End Date. CPC will pay Wood the Severance Payment by direct deposit into Wood’s current bank account; provided, however, that in the event of Wood’s death before the final Severance Payment installment is made, the remaining installment(s) will be paid to Wood’s estate on the same terms. The Severance Payment will be inclusive of any and all severance payments, compensation for length of service, termination pay, or any other amount payable to or claimable by Wood in any jurisdiction in connection with the cessation of his employment with CPC. If Wood does not satisfy the Conditions he will be paid only his salary and accrued vacation to the date of his termination of employment.

Wood may carry over 18 vacation days that are earned and unused in 2012 and will continue to accrue vacation days during 2013 up to the date on which Wood’s employment terminates, all in accordance with Celator’s applicable vacation policy.

4.	Wood may continue on the CPC extended medical and dental plan, excluding life insurance, long term disability insurance and critical illness insurance, through 9-month period commencing on the day after the End Date, provided Wood reimburses CPC the full cost of these benefits on a monthly basis.

5.	If any bonus is awarded to Wood for 2012, it will be paid in the normal course of business at the time 2012 bonuses are paid to other Celator employees, irrespective of whether such 2012 bonuses are paid before or after the date on which Wood’s employment terminates. Wood will not be eligible for a bonus for 2013.

6.	If Wood satisfies the Conditions, he may exercise any CPI stock options which were granted to him, have vested by the End Date, and have not otherwise expired on or before the 90th day after the final Severance Payment installment is deposited into Wood’s bank account. If Wood does not satisfy the Conditions, then he may exercise any vested CPI stock options in accordance with the provisions of the CPI Equity Incentive Plan and the stock option agreements issued under that Plan.

7.	If Wood satisfies the Conditions, Celator agrees to provide Wood with outplacement services, at a cost not to exceed $10,000, payable directly to the outplacement services provider(s) selected by Wood and acceptable to Celator. These outplacement services must be used by Wood within 9 months after the End Date.

8.	In consideration of the aforementioned Severance Payment, Wood does for himself, his respective heirs, executors, administrators, successors and assigns remise, release and forever discharge CPC, CPI and each other subsidiary of CPI and each of their respective officers, directors, stockholders, agents and employees, jointly and severally, from any and all manner of actions, causes of action, suits, debts, damages, sums of money, claims, counterclaims, demands whatsoever, which Wood or his respective heirs, executors, administrators, successors and assigns or any of them ever had, now have or may have in the future by reason of any matter, cause or thing whatsoever arising or existing up to the in particular, but without limiting the generality of the foregoing, arising out of his employment and the cessation of his employment with CPC and services performed on behalf of Celator and any liability under any employment legislation in any jurisdiction including, without limitation, the British Columbia Employment Standards Act and the British Columbia Human Rights Code.

9.	All payments referred to herein are subject to statutory deductions. Wood will indemnify Celator and save it harmless from any assessment for income tax or any other statutory assessment in connection with the Severance Payments.

10.	The payments set out in this Agreement replace and supercede any payments, including payment on termination of employment or change of control, to which Wood might be entitled under the Contract or any other prior agreement between Wood and Celator (or any predecessor). Except as expressly set out herein, Celator will have no further obligation to Wood, whether monetary or otherwise.

11.	Wood confirms his continuing obligations of confidentiality and his agreement to the restrictive covenants set out in the Contract. In addition to all other remedies available to Celator, in the event of any breach of either of Wood’s obligations of confidentiality or the restrictive covenants set out in the Contract, any Severance Payments under this Agreement will cease immediately and Wood will repay any Severance Payments already made which can be attributable to the period of time from which the breach occurred.

12.	The Agreement will be governed by the laws of British Columbia and the parties attorn to the jurisdiction of the British Columbia courts in that respect.

Agreed to this 4th day of February, 2013.

/s/ David Wood
DAVID WOOD

/s/ Scott T. Jackson	/s/ Scott T. Jackson
Authorized Signatory for	Authorized Signatory for
CELATOR PHARMACEUTICALS CORP.	CELATOR PHARMACEUTICALS, INC.